EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Kenneth W. Smith
Chief Financial Officer
CIRCOR International, Inc.
(781) 270-1200

CIRCOR Acquires Sagebrush Pipeline Equipment Company

Burlington, MA, February 3, 2006

CIRCOR International, Inc. [NYSE:CIR] a leading provider of valves and other fluid control devices for the instrumentation, aerospace, thermal fluid and energy markets, today announced the acquisition of Sagebrush Pipeline Equipment Company [“Sagebrush”] for approximately $12 million in cash and assumption of debt. Sagebrush, based in Tulsa, Oklahoma, provides pipeline flow control and measurement equipment to the North American oil and gas markets and will operate within CIRCOR’s Energy Products segment headquartered in Oklahoma City, Oklahoma.

In 2005, Sagebrush had annual revenues of approximately $25 million. Sagebrush specializes in the design, fabrication, installation and service of pipeline flow control and measurement equipment such as launchers/receivers, valve settings, liquid metering skids, manifolds and gas and liquid measurement meter runs. Sagebrush sells both directly to the end-user pipeline companies in North America and through engineering, procurement and construction companies.

CIRCOR’s Chairman and Chief Executive Officer, David A. Bloss, Sr. stated, “Sagebrush offers our CIRCOR Energy Products segment a unique entry into the US pipeline flow control and measurement market and enhances our engineered product mix.” Bloss further stated that the company expects this acquisition to be accretive to CIRCOR’s diluted earnings per share in 2006.

CIRCOR International, Inc. is a leading provider of valves and fluid control products that allow customers around the world to use fluids safely and efficiently in the instrumentation, aerospace, thermal fluid and energy markets. CIRCOR’s executive headquarters are located at 25 Corporate Drive, Burlington, MA 01803.

This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (SEC). The words “may,” “hope,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. We believe that it is important to communicate our future expectations to our stockholders, and we, therefore, make forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that we are not able to accurately predict or control, and our actual results, performance or achievements may differ materially from the expectations we describe in our forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to, the cyclicality and highly competitive nature of some of our end markets, changes in the price of and demand for oil and gas in both domestic and international markets, variability of raw material and component pricing, fluctuations in foreign currency exchange rates, and our ability to continue operating our manufacturing facilities at efficient levels and to successfully implement our acquisition strategy. We advise you to read further about these and other risk factors set forth under the caption “Certain Risk Factors That May Affect Future Results” in our SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.